Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Kevin Oates
For Cereplast, Inc.
(310) 584-8331
kevin.oates@ketchum.com

CEREPLAST APPOINTS PETROS KITSOS TO BOARD OF DIRECTORS

Managing Principal of TBL Strategy Brings Financial Expertise to Cereplast Team

Hawthorne, Calif., August 9, 2007 – Cereplast, Inc. (OTC BB: CERP), manufacturer of proprietary bio-based renewable plastics, appointed Petros Kitsos, managing principal of TBL Strategy/TBL, LLC in Los Angeles, to its board of directors. Kitsos replaced Jensen, on Cereplast’s three-member board.

Kitsos adds a new depth of expertise in the areas of finance, corporate development planning, and mergers and acquisitions, to Cereplast. His consulting firm, TBL Strategy, provides a unique suite of professional services to diversified industrial companies designed to facilitate strategy formulation and execution, and to illuminate and solve challenges facing industry, investors and government.

“As Cereplast expands to meet the growing demand for bio-based plastic, Mr. Kitsos’ deep expertise in corporate finance and strategic development will be a valuable asset to our team,” said Frederic Scheer, chairman and CEO of Cereplast. “We also thank Mr. Jensen on his service to the Cereplast board. His contributions helped position Cereplast to compete in the global market for bio-based plastic.”

Prior to his establishing TBL Strategy, Kitsos had a distinguished 16-year career in investment banking with Citigroup and the predecessor companies where among other duties he was Citigroup’s Head of Western Region Mergers & Acquisitions, Head of Global Aerospace Group, Co-Head of Los Angeles Corporate Finance. As Citigroup’s Managing Director of Investment Banking he oversaw mergers, acquisitions and divestitures in the Western Region. He is a Phi Beta Kappa graduate of Hamilton College where he currently serves on the Board of Trustees, and holds an MBA with honors from Harvard Business School.

About Cereplast

Cereplast, Inc. (OTCBB:CERP) designs and manufactures proprietary bio-based, renewable plastics which are used as substitutes for petroleum-based plastics in all major converting processes – such as injection molding, thermoforming, blow molding and extrusions – at a pricing structure that is competitive with petroleum based plastics. Cereplast’s uniquely formulated resins are certified biodegradable and compostable by BPI (Biodegradable Products Institute). Learn more at www.cereplast.com.

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.